SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 30, 2004

SIMTROL, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10927	58-2028246
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Norcross Parkway, Norcross, Georgia		30071
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(770) 242-7566

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On September 30, 2004, Simtrol, Inc. (the “Company”) completed a private placement of 912,500 shares of its common stock and warrants to purchase an additional 912,500 shares of its common stock, at an exercise price of $2.00 per share, to a total of 30 accredited investors (as such term is defined in Rule 501 promulgated under the Securities Act of 1933). After commissions and expenses, the net proceeds to the Company from the private placement were approximately $1.56 million. The proceeds will be used for general corporate purposes and working capital needs. The Company issued warrants to purchase an aggregate of 219,000 shares of the Company’s common stock to the placement agent in the offering, which is an accredited investor.

In conjunction with the private placement, $525,000 of the Company’s convertible debt that was issued on February 4, 2004 and all accrued and unpaid interest thereon was converted into 271,409 shares of the Company’s common stock, at a conversion price of $2.00 per share. The holders of the convertible debt were accredited investors as of the date of the conversion.

Each issuance of securities by the Company described in this Report was conducted pursuant to Securities Act Rule 506. None of the issuances was conducted by any means of general solicitation or general advertising.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                            SIMTROL, INC.

By:/s/ Stephen N. Samp
 Stephen N. Samp
Chief Financial Officer

Dated: October 6, 2004